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                                                                    EXHIBIT 24.2


                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
MKE Quantum Components LLC:


We consent to incorporation by reference in the registration statement on Form S-8 of Quantum Corporation of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, relating to the consolidated balance sheet of MKE Quantum Components LLC as of March 31, 1998, and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) to March 31, 1998, which report appears in the March 31, 1998, annual report on Form 10-K of Quantum Corporation.


                                            /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
September 29, 1998